Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

February 13, 2014

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Re:	Registration of Shares of Common Stock of Celsion Corporation

Ladies and Gentlemen:

We have acted as special counsel to Celsion Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 194,986 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon exercise of the warrant held by Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), pursuant to that certain Warrant Agreement to Purchase Shares of the Common Stock of Celsion Corporation dated as of November 25, 2013, by and between the Company and Hercules (the “Warrant” and the shares of Common Stock issuable upon the exercise of the Warrant, the “Warrant Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than expressly stated herein with respect to the registration of the Warrant Shares.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records, documents and agreements we considered appropriate. As to relevant factual matters, we have relied upon, among other things, factual representations we have received from the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company in accordance with the Registration Statement and the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law and the present federal law of the United States. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms part of the Registration Statement.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP